UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 9, 2010

XETA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	0-16231	73-1130045
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1814 West Tacoma, Broken Arrow, Oklahoma	74012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  918-664-8200

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2010, the Company’s Board of Directors adopted an Executive Change in Control Severance Plan (the “Severance Plan”).  The Severance Plan will provide benefits to those employees designated by the Board to participate in the plan (the “Participant”).  Upon its adoption of the Severance Plan, the Board designated Greg Forrest, the Company’s Chief Executive Officer and President, Robert Wagner, the Company’s Chief Financial Officer, Paul Comeau, the Company’s Executive Director of Operations, and Don Reigel, the Company’s Executive Director of Avaya Sales, as Participants under the plan.

Severance benefits are triggered under the Severance Plan upon the Participant’s termination of employment with the Company and its subsidiaries upon an “involuntary termination of employment” during the one-year period following a change in control (defined in the Severance Plan).   An involuntary termination of employment is defined under the Severance Plan as a termination of the Participant’s employment by the Company or its subsidiaries for reasons other than “cause,” or as a voluntary termination of employment by the Participant for “a good reason event.”   For purposes of the Severance Plan, “cause” means (a) the conviction of the Participant for any felony involving dishonesty, fraud or breach of trust, (b) intentional disclosure of the Company’s confidential information contrary to company policies, (c) intentional engagement in any competitive activity which would constitute a breach of the Participant’s duty of loyalty, (d) the willful and continued failure of Participant to substantially perform his duties for the Company (other than as a result of incapacity due to physical or mental illness); or (e) the willful engagement by the Participant in gross misconduct in the performance of his or her duties that materially injures the Company.  For purposes of the Severance Plan, a “good reason event” means the occurrence after a change in control of any one of the following events or conditions: (a) a change (other than a nominal one) in the Participant’s position or duties as they were in effect immediately before the change in control, (b) the Company assigns the Participant any duties inconsistent with, or takes action that materially diminishes, the Participant’s position, authority, duties or responsibilities in effect immediately before the change in control; (c) the Company materially reduces the Participant’s base salary or annual cash compensation; (d) the Participant is relocated to a workplace more than a 50-mile radius outside of the Participant’s workplace prior to the change in control; or (e) the Company breaches a provision of the Severance Plan which results in a material adverse effect on the Participant.

The Severance Plan provides for a single sum cash payment based on a multiple of the Participant’s annual cash compensation, which includes his (i) base salary, plus (ii) the annual cash incentive award established by the Board (or if such annual cash incentive has not been established, then the greater of the Participant’s previous year’s annual cash incentive award or the average of such awards for generally the preceding three years). The multiple is one and one-half times annual cash compensation for the Company’s Chief Executive Officer and one times annual cash compensation for all other Participants. The Severance Plan also provides for continued life and medical insurance coverage for twelve months following the date of the

Participant’s involuntary termination subject to certain conditions and limitations set forth in the Severance Plan.

In order to be entitled to receive severance benefits, the Participant is required by the Severance Plan to execute and deliver to the Company a release and waiver of claims against the Company and to continue to abide by applicable Company policies regarding confidential information, non-disclosure and other policies that survive termination of employment.

The Company has the right to terminate or amend the Severance Plan at any time without the consent of the Participant, except during the one year period following a change in control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XETA Technologies, Inc.
(Registrant)

Dated: December 14, 2010	By	/s/ Robert B. Wagner
Robert B. Wagner, Chief Financial Officer